Exhibit 3.35

                            ARTICLES OF INCORPORATION

                                       OF

                                 KMT SALES CORP.

FIRST.   The name of the corporation is KMT Sales Corp.

SECOND. Its registered office in the State of Nevada is located at One East First Street, Reno, Nevada 89501. The name of its resident agent at that address is The Corporation Trust Company of Nevada.

THIRD. The number of shares the corporation is authorized to issue is Ten Thousand (10,000) shares of Common Stock, no par value.

FOURTH. The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the Bylaws of this corporation.

         The names and addresses of the first board of directors, which shall be three (3) in number, are as follows:

               NAME                           POST-OFFICE ADDRESS

               Terry Growcock                 P.O. Box 66
                                              Manitowoc WI  54221-0066

               E. D. Flynn                    P.O. Box 66
                                              Manitowoc WI  54221-0066

               R. R. Friedl                   P.O. Box 66
                                              Manitowoc WI  54221-0066

FIFTH. The name and post-office address of the sole incorporator signing the articles of incorporation is as follows:

               NAME                           POST-OFFICE ADDRESS

               Thomas A. Simonis              411 East Wisconsin Avenue
                                              Milwaukee WI  53202